As filed with the Securities and Exchange Commission on January 26, 2006

Registration No. 333-97289

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________

Post-Effective

Amendment No. 1 to

Form S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

___________

BANCCAP ASSET SECURITIZATION ISSUANCE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	03-0469601 (I.R.S. Employer Identification No.)

553 Capital Drive

Lake Zurich, Illinois 60047

(847) 540-6554

(Address, including zip code, and telephone number, including area code,

of registrant's principal executive offices)

Michael W. Trickey
President
BancCap Asset Securitization Issuance Corporation
553 Capital Drive

Lake Zurich, Illinois 60047
(847) 540-6554

 (Name, address, including zip code and telephone number,

including area code, of agent for service)

Copies to:

John Steele, Esq. Kirkpatrick & Lockhart Nicholson Graham LLP 1601 K Street, N.W. Washington, D.C. 20006 (202) 778-9489

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. X

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration statement number of the earlier registration statement for the same offering.

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.

If this Form is post-effective amendment to a registration statement pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.

CALCULATION OF REGISTRATION FEE

Title of Securities Being Registered	Amount Being Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Asset-Backed Certificates and Asset-Backed Notes	$1,300,000,000.00	100%	$1,300,000,000.00	$105,300.00(2)

(2)

Previously paid.

_________________________________________

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits.

1.1

Form of Underwriting Agreement for Certificates*

1.2

Form of Underwriting Agreement for Notes*

  3.1

Certificate of Incorporation of BancCap Asset Securitization Issuance Corporation as currently in effect*

  3.2

Bylaws of BancCap Asset Securitization Issuance Corporation as currently in effect*

  4.1

Form of Trust Agreement for Certificates*

  4.2

Form of Servicing Agreement*

  4.3

Form of Loan Purchase Agreement*

  4.4

Form of Deposit Trust Agreement*

  4.5

Form of Administration Agreement*

  4.6

Form of Indenture*

  5.1

Opinion of Kirkpatrick & Lockhart Nicholson Graham LLP as to legality (including consent of such firm)

  8.1

Opinion of Kirkpatrick & Lockhart Nicholson Graham LLP as to certain tax matters (including consent of such firm included in Exhibit 5.1)

 23.1

Consent of Kirkpatrick & Lockhart Nicholson Graham LLP (included in Exhibit 5.1)

 24.1

Power of Attorney (included on page II-6)

*  Previously filed.

Item 17. Undertakings

A.  Undertaking in respect of Rule 415 offering.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change of such information in the Registration Statement; provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in the post-effective amendment is contained in periodic reports file d by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the Registration Statement; provided further, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.  Undertaking in respect of filings incorporating subsequent Exchange Act documents by reference.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.  Undertaking in respect of indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been se ttled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

D.  Undertakings for registration statement permitted by Rule 430A.

The undersigned Registrant hereby undertakes that:

(1)  For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

(2)  For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

E.

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 of a third party that is incorporated by reference in the registration statement in accordance with Item 1100(c)(1) of Regulation AB (17 CFR 229.1100(c)(1)) shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

F.

The Registrant hereby undertakes that, except as otherwise provided by Item 1105 of Regulation AB (17 CFR 229.1105), information provided in response to that Item pursuant to Rule 312 of Regulation S-T (17 CFR 232.312) through the specified Internet address in the prospectus is deemed to be a part of the prospectus included in the registration statement. In addition, the registrant hereby undertakes to provide any person without charge, upon request, a copy of the information provided in response to Item 1105 of Regulation AB pursuant to Rule 312 of Regulation S-T through the specified Internet address as of the date of the prospectus included in this Registration Statement if a subsequent update or change is made to the information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Lake Zurich, Illinois on the 26th day of January 2006.

BANCCAP ASSET SECURITIZATION

ISSUANCE CORPORATION

By:       /s/ Michael W. Trickey

Michael W. Trickey

President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.  Each person whose signature appears below constitutes and appoints Michael W. Trickey, Peter Crouchley and Suzanne Hay, and each of them his or her true and lawful attorney-in-fact and agent, acting together or alone, with full powers of substitution and resubstitution, for them and in their name, place and stead, to sign any and all amendments to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, acting together or alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, acting together or alone, or other substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Position	Date

/s/ Michael W. Trickey Michael W. Trickey	Director and President BancCap Asset Securitization Issuance Corporation (Principal Executive Officer)	1/26/06

/s/ Peter Crouchley Peter Crouchley	Director, Treasurer and Secretary BancCap Asset Securitization Issuance Corporation (Principal Accounting Officer)	1/26/06

/s/ Suzanne Hay Suzanne Hay	Director BancCap Asset Securitization Issuance Corporation	1/26/06